UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported): December 10, 2009

SOUTHWESTERN ENERGY COMPANY

(Exact name of registrant as specified in its charter)

Delaware

(State or other jurisdiction of incorporation)

1-08246	71-0205415
(Commission File Number)	(IRS Employer Identification No.)

2350 N. Sam Houston Pkwy. E., Suite 125, Houston, Texas	77032
(Address of principal executive offices)	(Zip Code)

(281) 618-4700

(Registrant's telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

       ☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

       ☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

       ☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

       ☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 5 - Corporate Governance and Management

Item 5.02  Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(e)  On December 10, 2009, after consideration and a review of a number of factors, including but not limited to performance, competitive market data and the recommendations of the Company's outside compensation consultants, the Compensation Committee of the Board of Directors of Southwestern Energy Company (the "Company") approved the annual base salaries, cash incentive compensation award levels and long-term incentive compensation awards for fiscal year 2010 of the Company's executive officers, which determinations effected certain significant changes to the Company’s compensation practices.  Specifically, the Company has discontinued its past practice of including a tax gross-up with respect to restricted stock awards to its Named Executive Officers and directors.  In addition, in light of the announced plans of Harold M. Korell, Executive Chairman, to retire as a Company employee in early 2010, the Committee awarded 2010 long-term incentive compensation to Mr. Korell equal to that awarded to the Company’s non-employee directors for 2010.  As a result, Mr. Korell also did not receive a grant of performance units under the Company's 2002 Performance Unit Plan.

The following table sets forth the annual base salaries of the Company's Named Executive Officers as of January 1, 2009 and 2010, the long-term incentives granted to the Named Executive Officers for fiscal year 2010 and the target annual incentive award and the maximum total annual cash incentive award (i.e., assuming attainment of the maximum performance objectives and the maximum discretionary amount) as a percentage of base salary for 2010 for each Named Executive Officer under the Company's Incentive Compensation Plan, which has been amended to extend its expiration date from December 31, 2009 to December 31, 2014.  The restricted stock and stock option awards were granted to the Named Executive Officers under the 2004 Stock Incentive Plan on December 10, 2009.  Each of the restricted stock awards vests ratably over a period of four years.  The exercise price of the stock options is $40.73, the closing price of the Company's common stock on December 9, 2009, and each of the option awards vests ratably over a period of three years.  The performance units were granted under the Company's 2002 Performance Unit Plan, with each unit vesting in three years and having a target value of $1,000.

			2010 Long-Term Incentives			Incentive Compensation Plan
	Salary			Restricted	Performance	2010	2010
	2009	2010	Options	Stock	Units	Target	Max

Harold M. Korell	$600,000	$600,000	3,960	2,010	-	175%	262.5%
Executive Chairman

Steven L. Mueller	$600,000	$720,000	60,320	30,640	1,334	175%	262.5%
President & Chief Executive Officer

Greg D. Kerley	$440,000	$460,000	21,870	11,110	483	130%	195%
Executive Vice President & Chief Financial Officer

Mark K. Boling	$370,000	$385,000	15,080	7,660	333	125%	187.5%
Executive Vice President & General Counsel

Gene A. Hammons	$300,000	$320,000	14,330	7,280	317	125%	187.5%
President - Midstream

On December 10, 2009, based upon the recommendation of the Nominating and Governance Committee, and with the approval of the Compensation Committee, the Board of Directors granted each of the Company’s non-employee directors (i) 3,960 non-qualified stock options, in accordance with the 2004 Stock Incentive Plan, and (ii) 2,010 shares of restricted stock in accordance with the 2004 Stock Incentive Plan.  The exercise price of the stock options is $40.73, the closing price of the Company's common stock on December 9, 2009, and each of the option awards vests ratably over a period of three years.  In addition, based on the recommendations of the Company's outside compensation consultants, effective as of January 1, 2010, the Board of Directors increased the board and committee meeting fees from $1,200 per meeting to $2,000; increased the annual retainer fee paid to the chairman of each of the Compensation Committee, the Nominating and Governance Committee and the Retirement Committee from $6,000 to $12,000 per year; increased the annual retainer fee paid to the chairman of the Audit Committee from $10,000 to $20,000 per year; and increased the presiding director fee from $6,000 to $15,000 per year.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SOUTHWESTERN ENERGY COMPANY

Dated: December 16, 2009	By:	/s/ GREG D. KERLEY
	Name:	Greg D. Kerley
	Title:	Executive Vice President and
Chief Financial Officer